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                                                             EXHIBIT (a)(5)(D)



 (PFG  PERFORMANCE FOOD GROUP LOGO)               12500 West Creek Parkway
                                                        Richmond, VA 23238
                                                      Phone (804) 484-7700
                                                        FAX (804) 484-7701

                                  NEWS RELEASE
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FOR MORE INFORMATION:
                                                   INVESTOR CONTACT:
MEDIA CONTACT:                                     KEVIN COLLIER
CHERYL MOORE                                       DIRECTOR, INVESTOR RELATIONS
DIRECTOR, CORPORATE COMMUNICATIONS                 (804) 287-8109
(804) 484-6273



      PERFORMANCE FOOD GROUP ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

RICHMOND, VA. (AUGUST 12, 2005) - Performance Food Group (Nasdaq/NM:PFGC) today announced the preliminary results of its modified "Dutch Auction" tender offer to purchase up to 10,000,000 shares of the company's common stock. The tender offer expired at 5:00 p.m., New York City time, on Thursday, August 11, 2005.

Based on a preliminary count by the depositary for the tender offer, approximately 10,194,648 shares of common stock were properly tendered and not withdrawn at a price at or below $29.75 per share, including 6,783,267 shares that were tendered through notice of guaranteed delivery. The Company intends to exercise its right to purchase additional shares of common stock without extending the tender offer in accordance with applicable securities laws. Accordingly, the company expects to purchase an aggregate of 10,194,648 shares of its common stock at a price of $29.75 per share.

The number of shares to be purchased and final purchase price per share are preliminary, and subject to confirmation by the depositary of the proper delivery of all shares validly tendered and not withdrawn. The actual number of shares purchased and the final purchase price will be announced following completion of the verification process. The company will then promptly commence payment for the shares of common stock accepted for purchase, and return all other shares tendered and not accepted for purchase.

Investor questions concerning the tender offer may be directed to the information agent, Mellon Investor Services at 877-698-6865, or the dealer manager, Goldman, Sachs & Co. at (800) 323-5678.

Performance Food Group markets and distributes more than 64,000 national and private label food and food-related products to approximately 44,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. For more information on Performance Food Group, visit www.pfgc.com.

         This press release contains forward-looking statements, including statements regarding the Company's expectations regarding the results of the tender offer. These statements involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the number of shares validly tendered and the price at which the Company finally determines to purchase shares in the tender offer; general economic conditions; the relatively low margins and economic sensitivity of the foodservice business; the Company's reliance on major customers; the risk that the results of the Securities and Exchange Commission informal inquiry could have an adverse affect on the Company; the ability to identify and successfully complete acquisitions of other foodservice distributors; the Company's ability to successfully develop, produce and market new products and management of the Company's planned growth, all as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission. Notwithstanding any statement in this press release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.




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